PROSPECTUS and	PRICING SUPPLEMENT NO. 8
PROSPECTUS SUPPLEMENT, each	Dated September 13, 2010
Dated May 7, 2008	Commission File No.: 333-150486
Filed pursuant to Rule 424(b)(2)

U.S. $7,650,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series D remaining prior to this issuance, representing the $15,000,000,000 initial program amount reduced by $5,850,000,000 of Medium-Term Notes issued to date and by $1,500,000,000 designated for issuance pursuant to the Issuer’s CoreNotes program described in the prospectus supplement dated February 26, 2009.

CUSIP:	24422EQZ5

Principal Amount:	$500,000,000

Issue Price:	99.817% plus accrued interest from September 16, 2010 if settlement occurs after that date

Date of Issue:	September 16, 2010

Maturity Date:	September 18, 2017

Interest Payment Dates:	March 18 and September 18 of each year commencing on March 18, 2011 and ending at Maturity

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.800% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount
		Of Notes

	Citigroup Global Markets Inc.	$225,000,000

	Deutsche Bank Securities Inc.	225,000,000

	BBVA Securities Inc.	25,000,000

	Santander Investment Securities Inc.	25,000,000

	Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes opposite their names as principal at a price of 99.397% plus accrued interest from September 16, 2010 if settlement occurs after that date

Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
BBVA Securities Inc.
Santander Investment Securities Inc.

Citigroup Global Markets Inc. and
Deutsche Bank Securities Inc.
are acting as Joint Book-Running Managers.